SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 1)


                    Fisher Scientific International Inc.
-----------------------------------------------------------------------------
                              (Name of Issuer)


                   Common Stock $0.01 par value per share
-----------------------------------------------------------------------------
                      (Title of Class and Securities)


                                338032 20 4
-----------------------------------------------------------------------------
                               (CUSIP Number)

                           Eric L. Cochran, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                          New York, New York 10022
                               (212) 735-3000
-----------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                               March 29, 1999
-----------------------------------------------------------------------------
                       (Date of Event which Requires
                         Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1) NAMES OF REPORTING PERSONS - Thomas H. Lee Equity Fund III, L.P. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
           - 04-3279871

      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                      0
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                       7,643,367 (see Item 5)
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                        0
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                           7,643,367 (see Item 5)
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,643,367 (see Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           18.6%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON
           PN
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1) NAMES OF REPORTING PERSONS - Thomas H. Lee Foreign Fund III, L.P. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
           - 04-3303055

      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                      0
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                       472,947 (see Item 5)
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                        0
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                           472,947 (see Item 5)
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 472,947 (see Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           1.2%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON
           PN
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1) NAMES OF REPORTING PERSONS - THL FSI Equity Investors, L.P. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
           - 04-3403584

      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware

       ------------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                      0
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                       3,840,164 (see Item 5)
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                        0
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                           3,840,164 (see Item 5)
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,840,164 (see Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           9.5%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON
           PN
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1) NAMES OF REPORTING PERSONS - THL-CCI Limited Partnership S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
           - 04-3159375

      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
           Massachusetts
      ----------------------------------------------------------------------

                                      (7)  SOLE VOTING POWER
            NUMBER OF                      0
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                       470,712 (see Item 5)
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                        0
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                           470,712 (see Item 5)
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 470,712 (see Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           1.2%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON
           PN
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAMES OF REPORTING PERSONS - Thomas H. Lee Equity Advisors III
                                         Limited Partnership
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
           - 04-3279882

      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      ----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
           Massachusetts
      -------------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF               ___________________________________
             SHARES                              0
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                       11,956,478 (see Item 5)
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                 ___________________________________
              WITH                               0
                                     (10)  SHARED DISPOSITIVE POWER
                                           11,956,478 (see Item 5)
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,956,478 (see Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           28.8%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           PN




                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAMES OF REPORTING PERSONS - THL Equity Trust III
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
           - 04-3279892

      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      -----------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
           Massachusetts

                                      (7)  SOLE VOTING POWER
            NUMBER OF               ___________________________________
             SHARES                              0
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                       11,956,478 (see Item 5)
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                 ___________________________________
              WITH                               0
                                     (10)  SHARED DISPOSITIVE POWER
                                           11,956,478 (see Item 5)
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,956,478 (see Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           28.8%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON
           00
      -----------------------------------------------------------------




                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                THL Investment Management Corp.
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                Massachusetts
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                       0
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                       470,712 (See Item 5)
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                         0
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                           470,712 (See Item 5)
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 470,712 (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           1.2
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           CO
      -----------------------------------------------------------------


                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                David V. Harkins
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                        less than 1% (see Item 5)
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)   SHARED DISPOSITIVE POWER less
                                            than 1% (See Item 5)
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           IN
      -----------------------------------------------------------------


                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                The 1995 Harkins Gift Trust
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           OO
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Thomas R. Shepherd Money Purchase Pension Plan (Keogh)
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           OO
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Scott A. Schoen
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           IN
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                C. Hunter Boll
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           IN
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Scott M. Sperling
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                        less than 1% (See Item 5)
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)   SHARED DISPOSITIVE POWER less
                                            than 1% (See Item 5)
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           IN
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Sperling Family Limited Partnership
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           PN
      -----------------------------------------------------------------



        SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Anthony J. DiNovi
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           IN
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Thomas M. Hagerty
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           IN
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Warren C. Smith, Jr.
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           IN
      -----------------------------------------------------------------


                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Seth W. Lawry
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           IN
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Joseph I. Incandela
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           IN
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Kent R. Weldon
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           IN
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Terrence M. Mullen
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           IN
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Todd M. Abbrecht
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           IN
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Wendy L. Masler
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           IN
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Andrew D. Flaster
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           IN
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                First Trust Co. FBO Kristina A. Watts
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           OO
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Charles W. Robins
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           IN
      -----------------------------------------------------------------


                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                James Westra
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                          0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           IN
      -----------------------------------------------------------------



                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Charles A. Brizius
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           less than 1%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           IN
      -----------------------------------------------------------------


                                SCHEDULE 13D

      CUSIP No. 338032 20 4
      -----------------------------------------------------------------
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Thomas H. Lee
      -----------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      -----------------------------------------------------------------
      (3)  SEC USE ONLY

      -----------------------------------------------------------------
      (4)  SOURCE OF FUNDS
           N/A
      -----------------------------------------------------------------
      (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

      ------------------------------------------------------------------
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      -----------------------------------------------------------------
                                      (7)  SOLE VOTING POWER
            NUMBER OF                       0
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         470,712 (See Item 5)
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          0
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             470,712 (See Item 5)
      -----------------------------------------------------------------
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 470,712 (See Item 5)
      -----------------------------------------------------------------
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES ( )

      -----------------------------------------------------------------
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           1.2%
      -----------------------------------------------------------------
      (14) TYPE OF REPORTING PERSON

           IN
      -----------------------------------------------------------------



                                                               Schedule 13D

           This Amendment No. 1 to Schedule 13D relates to the common stock, $0.01 par value per share (the "Common Stock"), of Fisher Scientific International Inc., a Delaware corporation (the "Company"), and supplements the information set forth in the Schedule 13D filed jointly on behalf of the following persons (collectively, the "Reporting Persons") on February 2, 1998: (1) Thomas H. Lee Equity Fund III, L.P., a Delaware limited partnership ("Equity Fund III"), (2) Thomas H. Lee Foreign Fund III, L.P., a Delaware limited partnership ("Foreign Fund III"), (3) THL FSI Equity Investors, L.P., a Delaware limited partnership ("THL FSI"),
 (4) THL-CCI Limited Partnership, a Massachusetts limited partnership ("THL-CCI"), (5) Thomas H. Lee Equity Advisors III Limited Partnership, a Massachusetts limited partnership ("Advisors III"), (6) THL Equity Trust III, a Massachusetts business trust ("Trust III"), (7) THL Investment Management Corp., a Massachusetts corporation ("THL Investment") and (8) certain persons affiliated with The Thomas H. Lee Company, a Massachusetts sole proprietorship, and listed on Schedule I attached hereto (the "Additional THL Persons" and collectively with Equity Fund III, Foreign Fund III, THL FSI and THL-CCI, the "THL Entities").

           Pursuant to the terms of an Exchange Agreement, dated as of March 29, 1999 (the "Exchange Agreement"), between the Company and the THL Entities, the THL Entities exchanged 9,000,000 shares of voting Common Stock of the Company for an equivalent number of shares of a new series of non-voting Common Stock, $0.01 par value per share (the "Series B NonVoting Common Stock"), of the Company (the "THL Exchange"). The terms of the Series B Non-Voting Common Stock are substantially identical to the voting Common Stock other than with respect to voting rights and except that shares of Series B Non-Voting Common Stock are convertible into shares of voting Common Stock upon the occurrence of certain events.

           In connection with the THL Exchange, the Company entered into an Amended and Restated Investors' Agreement, dated as of March 29, 1999 (the "Investors' Agreement"), with the THL Entities; DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millenium Partners, L.P., DLJ Millenium Partners-A, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P., DLJ ESC II, L.P., DLJ First ESC, L.P. (collectively, the "DLJMB Funds"); Chase Equity Associates, L.P. ("Chase"); ML IBK Positions, Inc., KECALP Inc. and Merrill Lynch KECALP L.P. 1997 (collectively, "Merrill Lynch" and, together with the DLJMB Funds and Chase, the "Institutional Investors"); and certain management stockholders of the Company (the "Management Investors"), dated as of March 29, 1999, pursuant to which the Investors' Agreement, dated as of January 21, 1998 (the "Original Investors' Agreement"), was amended to (i) permit the THL Entities to exchange with the Company any or all of their voting Common Stock on a share-for-share basis for shares of an equivalent class of non-voting Common Stock without triggering any tag-along rights, preemptive rights or other similar rights that any other stockholder may have had pursuant to the Original Investors' Agreement and (ii) entitle the THL Entities, upon the exercise of any preemptive rights pursuant to the Investors' Agreement, to elect to purchase any or all of the securities such THL Entities are entitled to purchase in the form of non-voting securities on the same terms and conditions as would have been available to purchase shares of voting securities.

           Each of the Exchange Agreement and Investors' Agreement is filed as an exhibit to this Schedule 13D and is incorporated herein by reference. The foregoing descriptions of the Exchange Agreement and Investors' Agreement are not intended to be complete and are qualified in their entirety by reference to such exhibits.

           Item 5.  Interest in Securities of the Issuer.

 (a) and (b)

           By virtue of the Investors' Agreement, the THL Entities, the Institutional Investors (except for Chase) and the Management Investors may be deemed to share voting and dispositive power with respect to over 25,515,680 (60.4%) of the outstanding Common Stock of the Company (assuming exercise of the Warrants). Such entities collectively own 23,264,410 shares of Common Stock representing 86.2% of the outstanding voting power of the Company as of March 26, 1999. Each of the Reporting Persons expressly disclaims the existence of such shared power.

           By virtue of the Investors' Agreement, the THL Entities, the Institutional Investors (except for Chase) and the Management Investors may constitute a "group" within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934 (the "Exchange Act"). As a member of a group, each Reporting Person may be deemed to beneficially own the shares of Common Stock beneficially owned by the members of the group as a whole (collectively, the "Investors' Shares"). Each of the Reporting Persons expressly disclaims beneficial ownership of those Investors' Shares held by any other members of such group.

           The Reporting Persons may together constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act. As a member of a group, each Reporting Person may be deemed to beneficially own the shares of Common Stock beneficially owned by the members of the group as a whole (collectively, the "THL Shares"). Each of the Reporting Persons expressly disclaims beneficial ownership of those THL Shares held by any other members of such group.

           Equity Fund III has direct beneficial ownership of 6,652,027 shares of Common Stock, representing approximately 16.6% of the outstanding Common Stock as of March 26, 1999 (the "Outstanding Shares") and 24.6% of the outstanding voting power. Equity Fund III also has indirect beneficial ownership of 991,340 shares of Common Stock pursuant to warrants (the "Warrants") issued under a Warrant Acquisition Agreement, dated as of January 21, 1998 (the "Warrant Acquisition Agreement"). Assuming Equity Fund III's exercise of the Warrants, Equity Fund III has beneficial ownership of approximately 18.6% of the Outstanding Shares. Equity Fund III has shared voting and shared dispositive power with respect to such shares of Common Stock.

           Foreign Fund III has direct beneficial ownership of 411,607 shares of Common Stock, representing approximately 1.0% of the Outstanding Shares and 1.5% of the outstanding voting power. Foreign Fund III also has indirect beneficial ownership of 61,340 shares Common Stock pursuant to Warrants issued under the Warrant Acquisition Agreement. Assuming Foreign Fund III's exercise of the Warrants, Foreign Fund III has beneficial ownership of approximately 1.2% of the Outstanding Shares. Foreign Fund III has shared voting and shared dispositive power with respect to such shares of Common Stock.

           THL FSI has direct beneficial ownership of 3,342,094 shares of Common Stock, representing approximately 8.4% of the Outstanding Shares and 12.4% of the outstanding voting power. THL FSI also has indirect beneficial ownership of 498,070 shares of Common Stock pursuant to Warrants issued under the Warrant Acquisition Agreement. Assuming THL FSI's exercise of the Warrants, THL FSI has beneficial ownership of approximately 9.5% of the Outstanding Shares. THL FSI has shared voting and shared dispositive power with respect to such Shares.

           Advisors III, as sole general partner of Equity Fund III, Foreign Fund III and THL FSI, and Trust III, as sole general partner of Advisors III, may be deemed to share voting and dispositive power with respect to 11,956,478 shares of Common Stock beneficially owned by Equity Fund III, Foreign Fund III and THL FSI, which represents approximately 28.8% of the Outstanding Shares and 38.6% of the outstanding voting power. The filing of this Schedule 13D by Advisors III and Trust III shall not be construed as an admission that Advisors III or Trust III is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of shares of Common Stock held by Equity Fund III, Foreign Fund III and THL FSI.

           THL-CCI has direct beneficial ownership of 409,667 shares of Common Stock, representing approximately 1.0% of the Outstanding Shares and 1.5% of the outstanding voting power. THL-CCI also has indirect beneficial ownership of 61,045 shares of Common Stock pursuant to Warrants issued under the Warrant Acquisition Agreement. Assuming THL-CCI's exercise of the Warrants, THL-CCI has beneficial ownership of approximately 1.2% of the Outstanding Shares. THL-CCI has, subject to the Investors' Agreement, sole voting and sole dispositive power with respect to such shares of Common Stock.

           THL Investment, as sole general partner of THL-CCI, and Thomas
 H. Lee, as chief executive officer and sole director of THL Investment, may be deemed to share voting and dispositive power with respect to 470,712 shares of Common Stock beneficially owned by THL-CCI, which represents approximately 1.2% of the Outstanding Shares and 1.5% of the outstanding voting power. The filing of this Schedule 13D by THL Investment and Mr. Lee shall not be construed as an admission that THL Investment or Mr. Lee is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of shares of Common Stock held by THL-CCI.

           Each of the Additional THL Persons has both direct and indirect beneficial ownership of less than 1% of the Outstanding Shares. Each of the Additional THL Persons has, subject to the Investors' Agreement, sole voting and sole dispositive power with respect to such shares of Common Stock. David V. Harkins may be deemed to share voting and dispositive power over shares of Common Stock held by the 1995 Harkins Gift Trust. The filing of this Schedule 13D shall not be construed as an admission that Mr. Harkins is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares of Common Stock. Scott M. Sperling may be deemed to share voting and dispositive power over shares of Common Stock held by the Sperling Family Limited Partnership. The filing of this
 Schedule 13D shall not be construed as an admission that Mr. Sperling is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares of Common Stock.

           Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that a Reporting Person is the beneficial owner of any of the shares of Common Stock.

 (c) The Introduction to this Schedule 13D is incorporated herein by reference.

 (d)       Not applicable.

 (e)       Not applicable.

           Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

           The Introduction and the response to item 5 of this Schedule 13D and the Exhibits to this Schedule 13D are incorporated herein by reference.

           Item 7.  Material to be Filed as Exhibits.

           Exhibit 1: *Joint Filing Agreement dated as of April 9, 1999 among the Reporting Persons.

           Exhibit 2: Amended and Restated Investors' Agreement, dated as of March 29, 1999, among the Company, the THL Entities, the Institutional Investors and the Management Investors (Incorporated by reference to Exhibit 10.7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 1-10920)).

           Exhibit 3: *Exchange Agreement, dated as of March 29, 1999, between the Company and the THL Entities.

           Exhibit 4: Power of Attorney dated as of February 2, 1998 granted by the Additional THL Persons in favor of Kent R. Weldon (Incorporated by reference to Exhibit 6 of the THL Entities'
                               Schedule 13D filed on February 2, 1999).

           *Filed herewith.



                                 SIGNATURES

           After reasonable inquiry and to the best knowledge and belief of each of the undersigned, such person certifies that the information set forth in this Statement with respect to such person is true, complete and correct.

           IN WITNESS WHEREOF, each of the undersigned has executed this instrument as of the day of April 9, 1999.

                          THOMAS H. LEE EQUITY FUND III, L.P.
                          By: THL Equity Advisors III Limited Partnership, its General Partner
                          By:  THL Equity Trust III, its General Partner


                          By: /s/ Anthony J. DiNovi
                             --------------------------------
                          Name:  Anthony J. DiNovi
                          Title: Vice President


                          THOMAS H. LEE FOREIGN FUND III, L.P.
                          By: THL Equity Advisors III Limited Partnership, its General Partner
                          By:  THL Equity Trust III, its General Partner


                          By: /s/ Anthony J. DiNovi
                             --------------------------------
                          Name:  Anthony J. DiNovi
                          Title: Vice President


                          THL FSI EQUITY INVESTORS, L.P.
                          By: THL Equity Advisors III Limited Partnership, its General Partner
                          By:  THL Equity Trust III, its General Partner


                          By: /s/ Anthony J. DiNovi
                             --------------------------------
                          Name:  Anthony J. DiNovi
                          Title: Vice President


                          THL-CCI LIMITED PARTNERSHIP
                          By:  THL Investment Management Corp.,
                               its General Partner


                          By: /s/ Kent R. Weldon
                             -------------------------------
                          Name:  Kent R. Weldon
                          Title: Vice President



                          THOMAS H. LEE EQUITY ADVISORS III
                          LIMITED PARTNERSHIP
                          By:  THL Equity Trust III, its General Partner


                          By: /s/ Anthony J. Dinovi
                             -------------------------------
                          Name:  Anthony J. Dinovi
                          Title: Vice President


                          THL EQUITY TRUST III


                          By: /s/ Kent R. Weldon
                             -------------------------------
                          Name:  Kent R. Weldon
                          Title: Vice President


                          THL INVESTMENT MANAGEMENT CORP.


                          By: /s/ Kent R. Weldon
                             -------------------------------
                          Name:  Kent R. Weldon
                          Title: Vice President


                           ADDITIONAL THL PERSONS
                             as listed on Schedule I
                             to Schedule 13D, pursuant
                             to powers of attorney executed
                             in favor of and granted and
                             delivered to Kent R. Weldon
                             By:    Kent R. Weldon,
                                    Attorney-in-fact for all
                                    Additional THL Persons


                             By:/s/ Kent R. Weldon
                               _________________________
                             Name:  Kent R. Weldon




                                 SCHEDULE I

                           ADDITIONAL THL PERSONS

 David V. Harkins
 The 1995 Harkins Gift Trust
 Thomas R. Shepherd Money Purchase Pension Plan (Keogh)
 Scott A. Schoen
 C. Hunter Boll
 Scott M. Sperling
 Sperling Family Limited Partnership
 Anthony J. DiNovi
 Thomas M. Hagerty
 Warren C. Smith, Jr.
 Seth W. Lawry
 Joseph J. Incandela
 Kent R. Weldon
 Terrence M. Mullen
 Todd M. Abbrecht
 Wendy L. Masler
 Andrew D. Flaster
 First Trust Co. FBO Kristina A. Watts
 Charles W. Robins
 James Westra
 Charles A. Brizius


 Exhibit 1


                           JOINT FILING AGREEMENT


           This Agreement is made and entered into as of April 9, 1999, by and between each of the undersigned.

           In accordance with Rule 13d-1(f) of the Securities Exchange Act of 1934, as amended, each of the parties hereto agrees with the other parties that the statement of Schedule 13D pertaining to certain securities of Fisher Scientific International Inc., to which this agreement is an exhibit, is filed by and on behalf of each such party and that any amendment thereto will be filed on behalf of each such party.


                             THOMAS H. LEE EQUITY FUND III, L.P.
                             By: THL Equity Advisors III Limited Partnership, its General Partner
                             By:  THL Equity Trust III,
                                  its General Partner


                             By: /s/ Anthony J. DiNovi
                                --------------------------------------------
                             Name:  Anthony J. DiNovi
                             Title: Vice President


                             THOMAS H. LEE FOREIGN FUND III, L.P.
                             By: THL Equity Advisors III Limited Partnership, its General Partner
                             By:   THL Equity Trust III,
                                   its General Partner


                             By: /s/ Anthony J. DiNovi
                                --------------------------------------------
                             Name:  Anthony J. DiNovi
                             Title: Vice President


                             THL FSI EQUITY INVESTORS, L.P.
                             By: THL Equity Advisors III Limited Partnership, its General Partner
                             By:   THL Equity Trust III,
                                   its General Partner


                             By: /s/ Anthony J. DiNovi
                                -------------------------------------------
                             Name:  Anthony J. DiNovi
                             Title: Vice President


                             THL-CCI LIMITED PARTNERSHIP
                             By:   THL Investment Management Corp.,
                                   its General Partner


                             By: /s/ Kent R. Weldon
                                -------------------------------------------
                             Name:  Kent R. Weldon
                             Title: Vice President


                             THOMAS H. LEE EQUITY ADVISORS III
                             LIMITED PARTNERSHIP
                             By:  THL Equity Trust III,
                                   its General Partner


                             By: /s/ Anthony J. DiNovi
                                ------------------------------------------
                             Name:  Anthony J. DiNovi
                             Title: Vice President


                             THL EQUITY TRUST III


                             By: /s/ Anthony J. DiNovi
                                ------------------------------------------
                             Name:  Anthony J. DiNovi
                             Title: Vice President


                             THL INVESTMENT MANAGEMENT CORP.


                             By: /s/ Kent R. Weldon
                                -----------------------------------------
                             Name:  Kent R. Weldon
                             Title: Vice President


                             ADDITIONAL THL PERSONS
                             as listed on Schedule I
                             to Schedule 13D, pursuant
                             to powers of attorney executed
                             in favor of and granted and
                             delivered to Kent R. Weldon
                             By:   Kent R. Weldon,
                                   Attorney-in-fact for all
                                   Additional THL Persons


                             By: /s/ Kent R. Weldon
                                ----------------------------------------
                             Name: Kent R. Weldon